Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

ROTTERDAM, Netherlands, February 1, 2013

LyondellBasell Reports Record 2012 Earnings

Full Year 2012 Highlights

•	Record earnings of $2,858 million income from continuing operations or $4.96 diluted earnings per share; EBITDA of $5,856 million

•	Strong performance led by advantaged positions in Olefins and Polyolefins – Americas and Intermediates and Derivatives segments

•	Paid $2.4 billion in dividends, or $4.20 per share, a yield of approximately 7 percent

•	Joined the S&P 500 index

Fourth Quarter 2012 Highlights

•	$645 million income from continuing operations or $1.13 diluted earnings per share, and EBITDA of $1,289 million

•	Strong North America olefins margins with approximately 85 percent of ethylene production sourced from natural gas liquids (NGLs)

•	Business followed the typical fourth quarter trends

•	Paid a special dividend of $2.75 per share or $1.6 billion

LyondellBasell Industries (NYSE: LYB) today announced earnings from continuing operations for the fourth quarter 2012 of $645 million, or $1.13 per share. Fourth-quarter 2012 EBITDA was $1,289 million. Full year 2012 income from continuing operations was $2,858 million, or $4.96 per share.

Comparisons with the prior quarter, fourth quarter 2011 and full year 2011 are available in the following table.

Table 1 - Earnings Summary

	Three Months Ended			Year Ended
Millions of U.S. dollars (except share data)	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Sales and other operating revenues	$11,097	$11,273	$10,981	$45,352	$48,183
Net income (loss)(a)	623	844	(218)	2,834	2,140
Income from continuing operations	645	851	27	2,858	2,472
Diluted earnings per share (U.S. dollars):
Net income (loss)(b)	1.09	1.46	(0.38)	4.92	3.74
Income from continuing operations	1.13	1.47	0.05	4.96	4.32
Diluted share count (millions)	578	577	575	577	572
EBITDA(c)	1,289	1,565	766	5,856	5,585
EBITDA excluding LCM inventory valuation adjustments	1,289	1,494	766	5,856	5,585

(a)	Includes net loss attributable to non-controlling interests and loss from discontinued operations, net of tax. See Table 11.

(b)	Includes diluted loss per share attributable to discontinued operations.

(c)	See the end of this release for an explanation of the Company’s use of EBITDA and Table 9 for reconciliations of EBITDA to income from continuing operations.

For 2012, LyondellBasell reported record results, led by the Olefins and Polyolefins - Americas and the Intermediates and Derivatives segments, both of which benefit from geographically advantaged feedstocks.

Fourth quarter 2012 EBITDA and net income were lower than the third quarter 2012, following normal seasonal slowdown impacts.

Results reflect the following charges and benefits:

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Table 2 - Charges (Benefits) Included in Net Income

	Three Months Ended			Year Ended
Millions of U.S. dollars (except share data)	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Pretax charges (benefits):
Charges and premiums related to repayment of debt	$—	$—	$431	$329	$443
Reorganization items	—	—	15	(4)	45
Corporate restructurings	53	—	18	53	93
Impairments	—	—	—	22	23
Sale of precious metals	—	—	—	—	(41)
Warrants - mark to market	—	—	6	11	37
Legal recovery	—	(24)	—	(24)	—
Insurance settlement	—	—	—	(100)	(34)
Unfavorable contract reserve reversal	(28)	—	—	(28)	—
Environmental accruals	—	—	—	—	16
Asset retirement obligations	—	—	—	—	10
Settlement related to Houston refinery crane incident	—	—	(15)	—	(15)
Lower of cost or market inventory adjustment	—	(71)	—	—	—
Total pretax charges (benefits)	25	(95)	455	259	577
Provision for (benefit from) income tax related to these items	(17)	35	(154)	(96)	(169)
After-tax effect of net charges (credits)	8	(60)	301	163	408
Effect on diluted earnings per share	$—	$0.11	($0.52)	($0.26)	($0.69)

“Our fourth quarter results were in line with seasonal trends and our expectations, contributing to a record year for LyondellBasell,” said Jim Gallogly, LyondellBasell Chief Executive Officer. “During 2012, we generated income from continuing operations of $2,858 million or $4.96 per share. Our North American olefins business and our Intermediates and Derivatives segment set the pace for the year’s strong performance. The benefits of our focused back-to-basics strategy were clearly demonstrated as reliable manufacturing operations allowed us to take advantage of favorable market conditions. The U.S. shale gas revolution is clearly visible in our current results as well as future growth plans,” Gallogly said.

“Over the past two and a half years, the company has advanced every facet of its business processes, including safer and more reliable operations, strict cost control and refurbishing its assets through a large number of major turnarounds. This work has enabled strong returns to shareholders, a strengthened balance sheet, and a significant capital growth program. Our employees’ hard work and dedication have contributed to our strong operational and financial performance,” Gallogly said.

“During the year, we paid dividends of more than $2.4 billion, or $4.20 per share, contributing to an annual shareholders’ return of 89 percent. Our success was further recognized through our addition to the S&P 500 index and Moody’s raising our credit rating to investment grade,” Gallogly said.

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OUTLOOK

Commenting on the near term outlook, Gallogly said, “We have seen a good start in 2013. Our assets have run well through the early weeks of the new year. Overall, the fundamentals that supported our success during 2012 have continued. Our employees remain very focused, and we anticipate another strong year in 2013.”

“Olefins in North America continue to benefit from strong margins created by low priced natural gas liquid raw materials. However, outside of North America, the global olefins industry continues to experience low operating rates and profitability, negatively impacting our European olefins and commodity polyolefin businesses,” Gallogly said.

“The diversified portfolio of businesses in our Intermediates and Derivatives segment continues to realize solid performance. Our Refining segment will be impacted by a turnaround in the first quarter as we complete scheduled maintenance at our Houston refinery,” added Gallogly.

LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT

LyondellBasell operates in five business segments: 1) Olefins and Polyolefins – Americas; 2) Olefins and Polyolefins – Europe, Asia, International (EAI); 3) Intermediates and Derivatives; 4) Refining; and 5) Technology.

Olefins and Polyolefins - Americas (O&P-Americas)– The primary products of this segment include ethylene and its co-products (propylene, butadiene and benzene), polyethylene, polypropylene and Catalloy process resins.

Table 3 - O&P–Americas Financial Overview

	Three Months Ended			Year Ended
Millions of U.S. dollars	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Operating income	$693	$738	$328	$2,650	$1,855
EBITDA	769	820	407	2,963	2,140
EBITDA excluding LCM charges	769	749	407	2,963	2,140

Three months ended December 31, 2012 versus three months ended September 30, 2012 – EBITDA decreased $51 million versus the third quarter 2012. Underlying EBITDA increased by $20 million excluding the impact of the $71 million non-cash lower of cost or market (LCM) reversal in the third quarter 2012. Compared to the prior period, underlying olefins results increased primarily due to margin improvement in the fourth quarter 2012. The fourth quarter was the second consecutive quarter where the company’s North American olefins plant utilization exceeded 100 percent of nameplate capacity. Combined polyolefin results declined slightly, driven by lower polyethylene spreads and a 6 percent decline in polypropylene sales volume. During the third quarter, the segment received $10 million in dividends from the Indelpro joint venture.

Three months ended December 31, 2012 versus three months ended December 31, 2011 – EBITDA increased $362 million versus the fourth quarter 2011. Olefins results increased compared to the prior year period largely as a result of significantly improved margins resulting from lower natural gas liquid prices, in addition to increased ethylene production. Polyethylene results improved as a result of a 7 percent increase in sales volume coupled with approximately 3 cents per pound spread improvement. Polypropylene results also increased as a result of higher polypropylene margins more than offsetting a 4 percent volume decline.

Full year ended December 31, 2012 versus full year ended December 31, 2011– EBITDA increased $823 million versus 2011. Olefins results increased compared to the prior year, primarily driven by improved ethylene

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margins as the company’s average cost-of-ethylene-production metric decreased approximately 11 cents per pound, which more than offset an approximate 3 cents per pound decline in the company’s average ethylene sales price. Polyolefin results were higher in 2012 than in 2011 as both sales volumes and margins improved. The segment benefited in 2012 from a $29 million hurricane insurance settlement.

Olefins and Polyolefins - Europe, Asia, International (O&P-EAI) – The primary products of this segment include ethylene and its co-products (propylene and butadiene), polyethylene, polypropylene, global polypropylene compounds, Catalloy process resins and Polybutene-1 resins.

Table 4 - O&P–EAI Financial Overview

	Three Months Ended			Year Ended
Millions of U.S. dollars	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Operating income (loss)	($94)	$15	($73)	$127	$435
EBITDA	50	75	45	561	894

Three months ended December 31, 2012 versus three months ended September 30, 2012 – EBITDA decreased $25 million versus the third quarter 2012. The fourth quarter included a net negative impact related to various items such as restructuring and compensation accruals, a feedstock contract renegotiation, and a Wesseling plant turnaround. Underlying results for combined olefins and polyolefins improved by approximately $30 million. Combined polypropylene compounds and Polybutene-1 results declined approximately $40 million from a strong third quarter 2012 due to a seasonal volume decline in addition to lower margins related to raw materials pricing volatility. Dividends from joint ventures totaled $50 million during the fourth quarter 2012.

Three months ended December 31, 2012 versus three months ended December 31, 2011 – EBITDA increased $5 million versus the fourth quarter 2011. Underlying olefins results increased due to improved margins. Combined polyolefin results increased approximately $25 million compared to the prior year period primarily as a result of improved margins. Polypropylene compounding and Polybutene-1 results declined approximately $25 million compared to the prior year period due to lower margins, driven by a raw material pricing lag that more than offset a 3 percent volume increase. Dividends from joint ventures totaled $50 million in the fourth quarter 2012 and $44 million in the same period in 2011.

Full year ended December 31, 2012 versus full year ended December 31, 2011 – EBITDA decreased $333 million versus 2011. Olefins results declined approximately $190 million due to lower margins and a 6 percent decline in production volume, partly associated with the Wesseling plant turnaround in late 2012. Combined polyolefin results fell approximately $65 million due to lower sales volumes and margins, while results for polypropylene compounding and Polybutene-1 improved by approximately $10 million as margins improved and volumes stayed relatively unchanged. Dividends from joint ventures decreased $68 million in 2012 when compared to 2011.

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Intermediates and Derivatives (I&D) – The primary products of this segment include propylene oxide (PO) and its co-products (styrene monomer, tertiary butyl alcohol (TBA), isobutylene and tertiary butyl hydroperoxide), and derivatives (propylene glycol, propylene glycol ethers and butanediol); acetyls, ethylene oxide and its derivatives, and oxyfuels.

Table 5 - I&D Financial Overview

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Millions of U.S. dollars	2012	2012	2011	2012	2011
Operating income	$246	$424	$185	$1,430	$1,156
EBITDA	305	475	235	1,653	1,392

Three months ended December 31, 2012 versus three months ended September 30, 2012 – EBITDA decreased $170 million versus the third quarter 2012. Combined PO and derivatives, and intermediate chemicals results declined approximately $55 million versus the prior period due to the effects of planned maintenance turnarounds and a seasonal drop in demand. Oxyfuels results declined approximately $100 million due to lower sales volumes and margins associated with typical fourth quarter gasoline demand and pricing seasonality.

Three months ended December 31, 2012 versus three months ended December 31, 2011 – EBITDA increased $70 million compared to the fourth quarter 2011. Underlying EBITDA for PO and derivatives decreased slightly versus the prior year period due to lower margins. The decline in PO and derivatives was outpaced by higher C4 chemicals margins and increased acetyls volumes and margins compared to the fourth quarter 2011. Oxyfuels results increased by approximately $55 million due to improved margins driven by higher fourth quarter 2012 gasoline prices coupled with higher crude oil-to-natural gas spread relative to the fourth quarter 2011.

Full year ended December 31, 2012 versus full year ended December 31, 2011 – EBITDA in 2012 increased by $261 million versus 2011. Combined results for PO, PO derivatives and intermediate chemicals products increased. Improved C4 chemical margins more than offset moderate declines in PO derivatives and ethylene glycol margins. Oxyfuels results increased by approximately $230 million due to improved volumes and margins. Higher margins in 2012 were driven by higher gasoline prices coupled with higher crude oil-to-natural gas spread compared to 2011. The I&D segment benefited in 2012 from $14 million in joint venture dividends and $18 million in proceeds from a hurricane insurance settlement, and in 2011 from $41 million related to the sale of precious metals.

Refining – The primary products of this segment include gasoline, diesel fuel, heating oil, jet fuel, and petrochemical raw materials.

Table 6 - Refining Financial Overview

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Millions of U.S. dollars	2012	2012	2011	2012	2011
Operating income	$86	$114	$3	$334	$809
EBITDA	122	150	67	481	977

Three months ended December 31, 2012 versus three months ended September 30, 2012 – EBITDA decreased $28 million versus the third quarter 2012. Excluding the $24 million in proceeds related to a legal restitution in the third quarter 2012, underlying business results were relatively unchanged. The Houston refinery operated at 255,000 barrels per day, up 15,000 barrels per day from the prior quarter. The Maya 2-1-1 benchmark crack spread decreased $2.29 per barrel to $24.36 per barrel in the fourth quarter 2012. Relative to the benchmark spread, results continue to be negatively impacted from depressed by-product values such as petroleum coke and various natural gas based products.

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Three months ended December 31, 2012 versus three months ended December 31, 2011 – EBITDA increased $ 55 million versus the fourth quarter 2011. The Houston refinery operated at 255,000 barrels per day, down 7,000 barrels per day from the fourth quarter in 2011. The throughput decline, which negatively impacted the segment results by approximately $10 million, was more than offset by improved fourth quarter 2012 margins. The Maya 2-1-1 benchmark crack spread increased $11.65 per barrel to $24.36 per barrel in the fourth quarter 2012. The fourth quarter 2011 results included $15 million in proceeds from the 2008 crane incident settlement.

Full year ended December 31, 2012 versus full year ended December 31, 2011 – EBITDA decreased $496 million in 2012 compared to 2011 due to fewer opportunities to purchase discounted crude oils, reduced by-product values, and a throughput decline of 8,000 barrels-per-day. The throughput decline was the result of a combination of planned and unplanned outages at the Houston refinery. The Maya 2-1-1 benchmark crack spread increased $1.99 per barrel to $23.55 per barrel in 2012 compared to 2011. Relative to the benchmark spread, results were negatively impacted from reduced opportunity to purchase discounted crude oils, and depressed by-product values such as petroleum coke. The refining segment benefited from proceeds of $77 million in 2012 and $49 million in 2011 from insurance claims, recoveries and settlements.

Technology – The principal products of the Technology segment include polyolefin catalysts and production process technology licenses and related services.

Table 7 - Technology Financial Overview

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Millions of U.S. dollars	2012	2012	2011	2012	2011
Operating income	$23	$31	$11	$122	$107
EBITDA	43	48	36	197	214

Three months ended December 31, 2012 versus three months ended September 30, 2012 – EBITDA declined $5 million compared to the third quarter 2012. Higher catalyst sales were more than offset by $18 million in charges related to research and development restructuring activities.

Three months ended December 31, 2012 versus three months ended December 31, 2011 – EBITDA increased $7 million compared to the fourth quarter of the prior year driven by higher catalyst sales and licensing activities. The fourth quarter 2012 includes $18 million in charges related to research and development restructuring activities.

Full year ended December 31, 2012 versus full year ended December 31, 2011 – EBITDA decreased $17 million due to charges related to research and development restructuring activities.

Capital Spending and Cash balances

Capital expenditures, including growth projects, maintenance turnarounds, catalyst and information technology related expenditures, were $333 million during the fourth quarter 2012 and $1.1 billion for the full year 2012. The company’s cash balance was approximately $2.7 billion on Dec. 31, 2012.

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CONFERENCE CALL

LyondellBasell will host a conference call today, Feb. 01, 2013, at 11 a.m. ET.

Participants on the call will include Chief Executive Officer Jim Gallogly, Executive Vice President and Chief Financial Officer Karyn Ovelmen, Senior Vice President - Strategic Planning and Transactions Sergey Vasnetsov, and Vice President of Investor Relations Doug Pike.

The toll-free dial-in number in the U.S. is 800-369-1609. For international numbers, please go to our website, www.lyondellbasell.com/teleconference, for a complete listing of toll-free numbers by country. The pass code for all numbers is 4807902.

A replay of the call will be available from 2 p.m. ET Feb. 1 to 11 p.m. ET on March 1. The replay dial-in numbers are 866-454-2134 (U.S.) and +1 203-369-1248 (international). The pass code for each number is 7068.

The slides that accompany the call will be available at http://www.lyondellbasell.com/earnings.

ABOUT LYONDELLBASELL

LyondellBasell (NYSE: LYB) is one of the world’s largest plastics, chemical and refining companies and a member of the S&P 500 Index. LyondellBasell (www.lyondellbasell.com) manufactures products at 58 sites in 18 countries. LyondellBasell products and technologies are used to make items that improve the quality of life for people around the world including packaging, electronics, automotive parts, home furnishings, construction materials and biofuels.

FORWARD-LOOKING STATEMENTS

The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to achieve expected cost savings and other synergies; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and service our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2011, which can be found at www.lyondellbasell.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov

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NON-GAAP MEASURES

This release makes reference to certain “non-GAAP” financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures provide useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

We have included EBITDA in this press release. EBITDA, as presented herein, may not be comparable to a similarly titled measure reported by other companies due to differences in the way the measure is calculated. For purposes of this release, EBITDA means net income before net interest expense, income taxes, depreciation and amortization, reorganization items, income from equity investments, income (loss) attributable to non-controlling interests, net income (loss) from discontinued operations, plus joint venture dividends, as adjusted for other items management does not believe are indicative of the Company’s underlying results of operations such as impairment charges, asset retirement obligations and the effect of mark-to-market accounting on our warrants. The specific items for which EBITDA is adjusted in each applicable reporting period may only be relevant in certain periods and are disclosed in the reconciliation of non-GAAP financial measures table. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as alternatives to operating cash flows as a measure of our liquidity.

Quantitative reconciliations of non-GAAP financial measures are provided in Table 9 at the end of this release.

OTHER FINANCIAL MEASURE PRESENTATION NOTES

This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change. LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.

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Source: LyondellBasell Industries

Media Contact:	David A. Harpole +1 713-309-4125
Investor Contact:	Douglas J. Pike +1 713-309-7141

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Table 8 - Reconciliation of Segment Information to Consolidated Financial Information

	2011					2012
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD
Sales and other operating revenues:
Olefins & Polyolefins - Americas	$3,572	$4,010	$3,875	$3,423	$14,880	$3,349	$3,283	$3,217	$3,085	$12,934
Olefins & Polyolefins - EAI	3,988	4,292	3,954	3,357	15,591	3,898	3,575	3,448	3,600	14,521
Intermediates & Derivatives	2,331	2,536	2,491	2,142	9,500	2,485	2,285	2,637	2,251	9,658
Refining	2,867	3,996	3,955	2,888	13,706	3,203	3,496	3,272	3,320	13,291
Technology	139	126	129	112	506	119	115	124	140	498
Other/elims	(1,517)	(1,654)	(1,888)	(941)	(6,000)	(1,320)	(1,506)	(1,425)	(1,299)	(5,550)

Continuing Operations	$11,380	$13,306	$12,516	$10,981	$48,183	$11,734	$11,248	$11,273	$11,097	$45,352

Discontinued Operations	$872	$736	$781	$463	$2,852	$145	$42	$56	$35	$278

Operating income (loss):
Olefins & Polyolefins - Americas	$421	$508	$598	$328	$1,855	$519	$700	$738	$693	$2,650
Olefins & Polyolefins - EAI	175	203	130	(73)	435	3	203	15	(94)	127
Intermediates & Derivatives	276	327	368	185	1,156	370	390	424	246	1,430
Refining	158	258	390	3	809	10	124	114	86	334
Technology	66	23	7	11	107	38	30	31	23	122
Other	(1)	(9)	—	(15)	(25)	—	2	6	5	13

Continuing Operations	$1,095	$1,310	$1,493	$439	$4,337	$940	$1,449	$1,328	$959	$4,676

Discontinued Operations	$(30)	$(45)	$(26)	$(238)	$(339)	$6	$(15)	$(8)	$(6)	$(23)

Depreciation and amortization:
Olefins & Polyolefins - Americas	$58	$59	$64	$65	$246	$65	$71	$69	$76	$281
Olefins & Polyolefins - EAI	57	66	69	70	262	69	69	63	84	285
Intermediates & Derivatives	44	48	46	48	186	47	48	49	50	194
Refining	32	35	37	49	153	38	37	36	37	148
Technology	24	16	21	23	84	18	19	18	18	73
Other	—	—	—	—	—	—	—	1	1	2

Continuing Operations	$215	$224	$237	$255	$931	$237	$244	$236	$266	$983

Discontinued Operations	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—

EBITDA: (a)
Olefins & Polyolefins - Americas	$484	$577	$672	$407	$2,140	$598	$776	$820	$769	$2,963
Olefins & Polyolefins - EAI	329	273	247	45	894	101	335	75	50	561
Intermediates & Derivatives	321	419	417	235	1,392	418	455	475	305	1,653
Refining	190	293	427	67	977	48	161	150	122	481
Technology	91	42	45	36	214	57	49	48	43	197
Other	5	(11)	(2)	(24)	(32)	6	(2)	(3)	—	1

Continuing Operations	$1,420	$1,593	$1,806	$766	$5,585	$1,228	$1,774	$1,565	$1,289	$5,856

Discontinued Operations	$(18)	$(40)	$(18)	$(230)	$(306)	$8	$(15)	$(9)	$(6)	$(22)

Capital, turnarounds and IT deferred spending:
Olefins & Polyolefins - Americas	$66	$138	$149	$72	$425	$102	$135	$126	$105	$468
Olefins & Polyolefins - EAI	42	37	46	110	235	60	39	60	95	254
Intermediates & Derivatives	5	15	26	55	101	18	24	44	73	159
Refining	96	49	45	34	224	38	27	24	47	136
Technology	7	3	8	8	26	9	8	12	14	43
Other	1	10	—	6	17	2	3	1	(1)	5

Total	217	252	274	285	1,028	229	236	267	333	1,065
Deferred charges included above	(1)	—	(2)	(4)	(7)	(1)	(3)	(1)	—	(5)

Continuing Operations	$216	$252	$272	$281	$1,021	$228	$233	$266	$333	$1,060

Discontinued Operations	$5	$9	$7	$8	$29	$—	$—	$—	$—	$—

(a)	See Table 9 for a reconciliation of total EBITDA to income from continuing operations.

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Table 9 - Reconciliation of EBITDA to Income from Continuing Operations

	2011					2012
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD
Segment EBITDA:
Olefins & Polyolefins - Americas	$484	$577	$672	$407	$2,140	$598	$776	$820	$769	$2,963
Olefins & Polyolefins - EAI	329	273	247	45	894	101	335	75	50	561
Intermediates & Derivatives	321	419	417	235	1,392	418	455	475	305	1,653
Refining	190	293	427	67	977	48	161	150	122	481
Technology	91	42	45	36	214	57	49	48	43	197
Other	5	(11)	(2)	(24)	(32)	6	(2)	(3)	—	1

Total EBITDA	1,420	1,593	1,806	766	5,585	1,228	1,774	1,565	1,289	5,856
Adjustments to EBITDA:
Legal recovery	—	—	—	—	—	—	—	(24)	—	(24)
Unfavorable contract reserve reversal	—	—	—	—	—	—	—	—	(28)	(28)
Lower of cost or market inventory adjustment	—	—	—	—	—	—	71	(71)	—	—
Sale of precious metals	—	(41)	—	—	(41)	—	—	—	—	—
Corporate restructurings	—	61	14	18	93	—	—	—	53	53
Environmental accruals	—	16	—	—	16	—	—	—	—	—
Settlement related to Houston refinery crane incident	—	—	—	(15)	(15)	—	—	—	—	—
Insurance settlement	(34)	—	—	—	(34)	—	(100)	—	—	(100)

Total Adjusted EBITDA	1,386	1,629	1,820	769	5,604	1,228	1,745	1,470	1,314	5,757
Add:
Income from equity investments	58	73	52	33	216	46	27	32	38	143
Deduct:
Adjustments to EBITDA	34	(36)	(14)	(3)	(19)	—	29	95	(25)	99
Depreciation and amortization	(215)	(224)	(237)	(255)	(931)	(237)	(244)	(236)	(266)	(983)
Impairment charges	—	(4)	(19)	—	(23)	(22)	—	—	—	(22)
Asset retirement obligation	—	—	(10)	—	(10)	—	—	—	—	—
Reorganization items	(2)	(28)	—	(15)	(45)	5	(1)	—	—	4
Interest expense, net	(155)	(164)	(146)	(542)	(1,007)	(95)	(409)	(67)	(69)	(640)
Joint venture dividends received	(96)	(11)	(55)	(44)	(206)	(14)	(73)	(10)	(50)	(147)
Provision for income taxes	(263)	(388)	(506)	98	(1,059)	(301)	(306)	(435)	(285)	(1,327)
Non-controlling interests	(3)	(1)	—	(3)	(7)	(1)	(2)	(2)	(9)	(14)
Fair value change in warrants	(59)	6	22	(6)	(37)	(10)	—	(1)	—	(11)
Other	(3)	(1)	5	(5)	(4)	(5)	2	5	(3)	(1)

Income from continuing operations	682	851	912	27	2,472	594	768	851	645	2,858
Adjustments to EBITDA	(34)	36	14	3	19	—	(29)	(95)	25	(99)
Premiums and charges on early repayment of debt	—	12	—	431	443	—	329	—	—	329
Reorganization items	2	28	—	15	45	(5)	1	—	—	(4)
Asset retirement obligation	—	—	10	—	10	—	—	—	—	—
Fair value change in warrants	59	(6)	(22)	6	37	10	—	1	—	11
Impairment charges	—	4	19	—	23	22	—	—	—	22
Tax impact of net income (loss) adjustments	11	(21)	(5)	(154)	(169)	(5)	(109)	35	(17)	(96)

Adjusted income from continuing operations	$720	$904	$928	$328	$2,880	$616	$960	$792	$653	$3,021

Earnings (loss) per share:
Diluted earnings per share – continuing operations	$1.19	$1.46	$1.54	$0.05	$4.32	$1.03	$1.33	$1.47	$1.13	$4.96
Adjustments to continuing operations	0.07	0.09	0.03	0.52	0.69	0.04	0.32	(0.11)	—	0.26

Adjusted diluted earnings per share	$1.26	$1.55	$1.57	$0.57	$5.01	$1.07	$1.65	$1.36	$1.13	$5.22

LyondellBasell Industries	10
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Table 10 - Selected Segment Operating Information

	2011					2012
	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD
Olefins and Polyolefins - Americas
Volumes (million pounds)
Ethylene produced	2,089	1,929	2,134	2,201	8,353	1,988	2,134	2,401	2,449	8,972
Propylene produced	769	556	838	744	2,907	533	615	633	582	2,363
Polyethylene sold	1,405	1,377	1,368	1,343	5,493	1,448	1,316	1,434	1,441	5,639
Polypropylene sold	685	704	727	727	2,843	735	719	740	695	2,889
Benchmark Market Prices
West Texas Intermediate crude oil (USD per barrel)	94.60	102.34	89.54	94.06	95.11	103.03	93.35	92.20	88.23	94.15
Light Louisiana Sweet (“LLS”) crude oil (USD per barrel)	107.83	118.34	112.46	110.81	112.40	119.85	108.24	109.36	109.47	111.70
Natural gas (USD per million BTUs)	4.19	4.43	4.31	3.64	4.14	2.65	2.33	2.92	3.49	2.90
U.S. weighted average cost of ethylene production (cents/pound)	32.6	33.8	34.3	41.6	35.6	28.5	18.4	19.7	18.6	21.2
U.S. ethylene (cents/pound)	49.3	57.5	55.8	54.4	54.3	54.9	46.9	45.4	45.7	48.3
U.S. polyethylene [high density] (cents/pound)	61.7	68.7	63.0	59.7	63.3	67.0	63.0	59.3	59.7	62.3
U.S. propylene (cents/pound)	71.7	87.3	76.5	57.8	73.3	67.2	64.2	49.8	54.5	58.9
U.S. polypropylene [homopolymer] (cents/pound)	89.3	99.7	90.2	70.7	87.5	81.2	76.7	63.8	68.5	72.5

Olefins and Polyolefins - Europe, Asia, International
Volumes (million pounds)
Ethylene produced	997	999	926	807	3,729	947	930	802	833	3,512
Propylene produced	608	631	560	487	2,286	577	562	493	502	2,134
Polyethylene sold	1,305	1,279	1,349	1,210	5,143	1,316	1,137	1,253	1,257	4,963
Polypropylene sold	1,551	1,494	1,489	1,543	6,077	1,541	1,337	1,633	1,574	6,085
Benchmark Market Prices
Western Europe weighted average cost of ethylene production (€0.01 per pound)	34.7	35.4	37.3	38.5	36.5	45.4	31.7	39.6	38.9	38.9
Western Europe ethylene (€0.01 per pound)	52.0	54.7	50.3	49.7	51.7	55.1	58.6	53.1	58.1	56.2
Western Europe polyethylene [high density] (€0.01 per pound)	55.9	59.3	54.0	52.5	55.4	58.6	60.9	57.2	61.0	59.4
Western Europe propylene (€0.01 per pound)	50.8	55.3	50.2	46.5	50.7	50.1	54.1	47.6	50.8	50.7
Western Europe polypropylene [homopolymer] (€0.01 per pound)	61.3	63.8	57.0	53.0	58.8	57.9	60.4	56.1	58.7	58.3

Intermediates and Derivatives
Volumes (million pounds)
Propylene oxide and derivatives	798	737	721	684	2,940	774	743	762	663	2,942
Ethylene oxide and derivatives	288	277	281	254	1,100	312	275	311	260	1,158
Styrene monomer	852	817	714	682	3,065	704	678	798	794	2,974
Acetyls	439	417	411	370	1,637	489	444	499	404	1,836
TBA Intermediates	485	459	433	418	1,795	462	448	441	399	1,750
Volumes (million gallons)
MTBE/ETBE	191	195	227	205	818	205	189	256	199	849
Benchmark Market Margins
MTBE - Northwest Europe (cents per gallon)	58.9	92.7	94.1	87.0	83.1	125.1	122.0	149.9	76.3	118.2

Refining
Volumes (thousands of barrels per day)
Heavy crude oil processing rate	258	263	269	262	263	259	267	240	255	255
Benchmark Market Margins
Light crude oil - 2-1-1	6.00	10.28	9.54	5.26	7.80	9.34	14.04	14.71	7.91	11.50
Light crude oil - Maya differential	17.87	15.50	13.99	7.45	13.76	10.81	9.12	11.94	16.45	12.05

Source: IHS, Bloomberg, LyondellBasell Industries

Note - Benchmark market prices for U.S. and Western Europe polyethylene and polypropylene reflect discounted prices.

LyondellBasell Industries	11
www.lyondellbasell.com

Table 11 - Unaudited Income Statement Information

	2011					2012
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD
Sales and other operating revenues	$11,380	$13,306	$12,516	$10,981	$48,183	$11,734	$11,248	$11,273	$11,097	$45,352
Cost of sales	10,037	11,704	10,734	10,257	42,732	10,532	9,561	9,670	9,832	39,595
Selling, general and administrative expenses	215	236	236	231	918	223	201	236	249	909
Research and development expenses	33	56	53	54	196	39	37	39	57	172

Operating income	1,095	1,310	1,493	439	4,337	940	1,449	1,328	959	4,676
Income from equity investments	58	73	52	33	216	46	27	32	38	143
Interest expense, net	(156)	(163)	(146)	(542)	(1,007)	(95)	(409)	(67)	(69)	(640)
Other income (expense), net	(50)	47	19	14	30	(1)	8	(7)	2	2

Income (loss) before income taxes and reorganization items	947	1,267	1,418	(56)	3,576	890	1,075	1,286	930	4,181
Reorganization items	(2)	(28)	—	(15)	(45)	5	(1)	—	—	4

Income (loss) before taxes	945	1,239	1,418	(71)	3,531	895	1,074	1,286	930	4,185
Provision for (benefit from) income taxes	263	388	506	(98)	1,059	301	306	435	285	1,327

Income from continuing operations	682	851	912	27	2,472	594	768	851	645	2,858
Income (loss) from discontinued operations, net of tax	(22)	(48)	(17)	(245)	(332)	5	—	(7)	(22)	(24)

Net income (loss)	660	803	895	(218)	2,140	599	768	844	623	2,834
Net loss attributable to non-controlling interests	3	1	—	3	7	1	2	2	9	14

Net income (loss) attributable to the Company shareholders	$663	$804	$895	$(215)	$2,147	$600	$770	$846	$632	$2,848

LyondellBasell Industries	12
www.lyondellbasell.com

Table 12 - Unaudited Cash Flow Information

	2011					2012
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD
Net cash provided by operating activities	$221	$1,023	$1,528	$88	$2,860	$913	$504	$2,042	$1,328	$4,787

Net cash used in investing activities	(216)	(435)	(320)	(50)	(1,021)	(185)	(245)	(266)	(317)	(1,013)

Net cash provided by (used in) financing activities	28	(324)	(115)	(4,544)	(4,955)	(140)	55	(234)	(1,826)	(2,145)

LyondellBasell Industries	13
www.lyondellbasell.com

Table 13 - Unaudited Balance Sheet Information

(Millions of U.S. dollars)	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012
Cash and cash equivalents	$4,383	$4,687	$5,609	$1,065	$1,670	$1,950	$3,527	$2,732
Restricted cash	—	250	292	53	9	14	19	5
Accounts receivable, net	4,764	4,901	4,038	3,778	4,209	3,888	4,083	3,904
Inventories	5,726	5,577	5,682	5,499	5,208	5,759	5,234	5,075
Prepaid expenses and other current assets	1,100	1,098	1,097	1,040	1,002	755	532	570

Total current assets	15,973	16,513	16,718	11,435	12,098	12,366	13,395	12,286
Property, plant and equipment, net	7,440	7,569	7,363	7,333	7,426	7,237	7,412	7,696
Investments and long-term receivables:
Investment in PO joint ventures	444	436	422	412	415	411	405	397
Equity investments	1,586	1,654	1,594	1,559	1,605	1,521	1,581	1,583
Other investments and long-term receivables	80	82	71	72	76	70	361	383
Goodwill	615	621	598	585	595	576	585	591
Intangible assets, net	1,344	1,310	1,237	1,177	1,149	1,103	1,073	1,038
Other assets, net	274	290	264	266	245	261	292	246

Total assets	$27,756	$28,475	$28,267	$22,839	$23,609	$23,545	$25,104	$24,220

Current maturities of long-term debt	$253	$2	$2	$4	$—	$—	$—	$1
Short-term debt	51	50	49	48	42	48	47	95
Accounts payable	4,099	3,999	3,307	3,414	3,545	3,004	3,297	3,285
Accrued liabilities	1,711	1,613	1,505	1,242	1,049	915	1,177	1,157
Deferred income taxes	321	315	315	310	310	277	304	558

Total current liabilities	6,435	5,979	5,178	5,018	4,946	4,244	4,825	5,096
Long-term debt	5,805	5,813	5,782	3,980	3,984	4,305	4,305	4,304
Other liabilities	2,043	2,110	2,021	2,277	2,281	2,208	2,153	2,327
Deferred income taxes	760	947	1,204	917	1,035	1,245	1,460	1,314
Stockholders' equity	12,671	13,579	14,025	10,593	11,310	11,492	12,312	11,139
Non-controlling interests	42	47	57	54	53	51	49	40

Total liabilities and stockholders' equity	$27,756	$28,475	$28,267	$22,839	$23,609	$23,545	$25,104	$24,220

LyondellBasell Industries	14
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